Exhibit 97

nuwellis®

Restoring Fluid Balance. Transforming Care.

Nuwellis, Inc.
Policy for the Recovery of Erroneously Awarded Compensation

Adopted and approved on November 14, 2023 and Effective as of December 1, 2023

1.          Purpose. The Board of Directors (the “Board”) OF NUWELLIS, INC., a Delaware corporation (including its direct and indirect subsidiaries, the “Company”) believes that it is in the best interests of the Company and its stockholders to adopt this Policy for the Recovery of Erroneously Awarded Compensation, as may be amended from time to time (this “Policy”). This Policy requires the recovery of Erroneously Awarded Compensation by the Company from Covered Executive Officers in accordance with the terms herein. Promptly, but in no event later than 30 days, following the later of the Effective Date or becoming a Covered Executive Officer, each Covered Executive Officer shall sign and return to the Company the Acknowledgement Form attached hereto as EXHIBIT A pursuant to which such Covered Executive Officer shall agree to be bound by the terms of and comply with this Policy. All capitalized terms used and not otherwise defined herein shall have the meanings set forth in Section 3 hereof.

2.         Administation. This Policy shall be administered by the Compensation Committee of the Board (the “Compensation Committee”) or, if so designated by the Board, the Board or another committee thereof (the “Administrator”). The Administrator is authorized to interpret and enforce this Policy and to make all determinations necessary, appropriate or advisable for the administration of this Policy. Any determinations made by the Administrator shall be final and binding on all affected persons and need not be uniform with respect to each person covered by this Policy. This Policy is designed to comply with, and shall be interpreted by the Administrator in a manner consistent with, Section 10D (“Section 10D”) of the Securities Exchange Act of 1934 (the “Exchange Act”), Rule 10D-1 promulgated under the Exchange Act (“Rule 10D-1”) and Nasdaq Listing Rule 5608 (the “Listing Standards”), each as may be amended from time to time. In the administration of this Policy, the Administrator is authorized to consult with the full Board or other committees of the Board, as well as retain any counsel, advisors and consultants.

3.          Definitions. For purposes of this Policy, the following capitalized terms shall have the meanings set forth below.

(a)         “Accounting Restatement” means an accounting restatement of the Company’s financial statements due to the material noncompliance by the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements (i) that is material to the previously issued financial statements, or (ii) that is not material to the previously issued financial statements but that would have resulted in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

(b)   “Clawback Eligible Incentive Compensation” means all Incentive-Based Compensation Received by a Covered Executive Officer (i) on or after October 2, 2023, (ii) if that person served as an executive officer of the Company at any time during the performance period for such Incentive-Based Compensation (whether or not such executive officer is serving as an executive officer or employee of the Company at the time the Erroneously Awarded Compensation is required to be recovered by the Company), and (iii) while the Company had a class of securities listed on a national securities exchange or a national securities association.

(c)     “Clawback Period” means with respect to any Accounting Restatement, (i) the three completed fiscal years of the Company immediately preceding the Restatement Date and (ii) any transition period that results from a change in the Company’s fiscal year of less than nine months within or immediately following such three completed fiscal years, provided that a transition period that comprises a period of at least nine months shall count as a completed fiscal year.

(d)          “Code” means the Internal Revenue Code of 1986, as amended, and the regulations and guidance issued thereunder.

(e)          “Covered Executive Officer” means the Company’s current and former executive officers, as determined by the Board or an applicable committee in accordance with the definition of “executive officer” set forth in Rule 10D-1 and the Listing Standards. Unless determined otherwise by the Board or the Administrator, Covered Executive Officers for this Policy shall be any person designated by the Board as an “officer” under Rule 16a-1(f) under the Exchange Act.

(f)	“Effective Date” means December 1, 2023.

(g)          “Erroneously Awarded Compensation” means with respect to each Covered Executive Officer and in connection with an Accounting Restatement, the amount of Clawback Eligible Incentive Compensation Received by the Covered Executive Officer during the Clawback Period that exceeds the amount of Clawback Eligible Incentive-Based Compensation that otherwise would have been Received by the Covered Executive Officer during the Clawback Period had it been determined based on the restated amounts, computed without regard to any taxes paid or payable by the Covered Executive Officer.

(h)      “Financial Reporting Measures” means measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any other measures that are derived wholly or in part from such measures. Financial Reporting Measures include GAAP and non-GAAP financial measures and include but are not limited to the following (and any measures derived wholly or in part therefrom): Company stock price; total shareholder return; revenues; net or operating income; profitability of one or more reportable segments; financial ratios; net assets or net asset value per share; EBITDA; funds from operations; liquidity measures; return measures; earnings measures; sales per square foot or same store sales; revenue per user, or average revenue per user; and any adjusted measure of any of the foregoing measures. For the avoidance of doubt, a Financial Reporting Measure need not be presented in the Company’s financial statements or included in a Company filing with the SEC.

(i)         “Group Companies” means any of the Company’s direct and indirect Subsidiaries and affiliates.

(j)          “Incentive-Based Compensation” means any compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure.

(k)          “Nasdaq” means The Nasdaq Stock Market or any other national securities exchange or association on which the Company’s securities are listed as of the applicable date.

(l)       “Received” means with respect to any Incentive-Based Compensation, actual or deemed receipt. Incentive-Based Compensation shall be deemed to be Received in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive- Based Compensation award is attained, even if payment or grant of the earned Incentive-Based Compensation occurs after the end of the performance period. For the avoidance of doubt, Incentive-Based Compensation that is subject to both a Financial Reporting Measure vesting condition and a service-based vesting condition shall be considered Received when the relevant Financial Reporting Measure is attained, even if the Incentive-Based Compensation continues to be subject to the service-based vesting condition.

(m)        “Restatement Date” means the earlier to occur of (i) the date that the Board, a committee thereof or any of the Company’s officers authorized to take such action if Board action is not required concluded, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement; or (ii) the date that a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement, in each case regardless of when the restated financial statements are filed.

(n)	“SEC” means the U.S. Securities and Exchange Commission.

(o)	“Section 409A” means Section 409A of the Code.

4.	Recovery of Erroneously Awarded Compensation.

(a)          In the event of an Accounting Restatement, the Administrator shall reasonably promptly recover any Erroneously Awarded Compensation and in a manner set forth in this Section 4. In connection therewith, the Administrator shall reasonably promptly (A) determine the amount of any Erroneously Awarded Compensation for each Covered Executive Officer in connection with such Accounting Restatement and (B) thereafter provide each Covered Executive Officer with a written notice containing the amount of Erroneously Awarded Compensation, the applicable methodology and calculation of such amount, and the method of recovery, as applicable. Prior to sending any such formal demand for recovery as determined pursuant to this Policy, the Administrator may, in its sole discretion depending on the specific facts and circumstances, provide a Covered Executive Officer with an initial written notice containing the foregoing information, and may provide the Covered Executive Officer with the opportunity to be heard at a meeting or otherwise respond in writing to such information.

(i)          Recovery under this Policy with respect to a Covered Executive Officer shall not require the finding of any misconduct by such Covered Executive Officer or such Covered Executive Officer being found responsible for the accounting error leading to an Accounting Restatement.

(ii)         For Incentive-Based Compensation based on (or derived from) stock price or total shareholder return (or a similar Financial Reporting Measure) where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in the applicable Accounting Restatement, the amount shall be determined by the Administrator based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return (or such similar Financial Reporting Measure) upon which the Incentive-Based Compensation was Received; provided that the Company shall maintain documentation of the determination of such reasonable estimate and provide such documentation to Nasdaq.

(iii)         Where Incentive-Based Compensation is based only in part on the achievement of a Financial Reporting Measure, the Administrator shall first determine the portion of the original Incentive-Based Compensation that was based on the Financial Reporting Measure that was restated in the Accounting Restatement. The Administrator shall then recalculate the affected portion based on the Financial Reporting Measure as restated, and recover the Erroneously Awarded Compensation.

(iv)          To determine Erroneously Awarded Compensation for cash incentive awards determined for a pool of participants, the size of the aggregate pool from which individual awards were paid shall be reduced by applying the Financial Reporting Measure that was restated in the Accounting Restatement, and the individual awards shall be reduced on a pro rata basis (with recovery required from the Covered Executive Officers only).

(v)          With respect to any compensation plans or programs that take into account Incentive-Based Compensation, the amount of Erroneously Awarded Compensation subject to recovery hereunder includes, but is not limited to, the amount contributed to any notional account based on Erroneously Awarded Compensation and any earnings accrued to date on that notional amount.

(b)         The Administrator shall have broad discretion to determine the appropriate timing and means of recovery of Erroneously Awarded Compensation based on the particular facts and circumstances, subject to applicable law, including but not limited to (i) requiring reimbursement of all or part of any paid cash award, (ii) seeking recovery or forfeiture of any gain realized on the vesting, exercise, settlement, sale, transfer or other disposition of any equity-based awards, (iii) cancelling or reducing any outstanding cash or equity-based awards, whether vested or unvested, (iv) cancelling or offsetting against any planned future cash or equity-based awards, (v) forfeiture of deferred compensation, (vi) offsetting any compensation amount otherwise payable by the Company (or the Group Companies) to the Covered Executive Officer in the future, and (vii) any other method authorized by applicable law or contract as determined by the Administrator. Any method elected by the Administrator shall comply with Section 409A or as required by applicable law. For the avoidance of doubt, except as set forth in Section 4(d) hereof, in no event may the Company accept an amount that is less than the amount of Erroneously Awarded Compensation in satisfaction of a Covered Executive Officer’s obligations hereunder.

(c)          To the extent that a Covered Executive Officer fails to repay all Erroneously Awarded Compensation to the Company when due (as determined in accordance with Section 4(b) hereof), the Company shall take all reasonable and appropriate actions to recover such Erroneously Awarded Compensation from the applicable Covered Executive Officer. The applicable Covered Executive Officer shall be required to reimburse the Company for any and all expenses reasonably incurred (including legal fees) by the Company in recovering such Erroneously Awarded Compensation in accordance with the immediately preceding sentence.

(d)          Notwithstanding anything herein to the contrary, the Company shall not be required to recover Erroneously Awarded Compensation, including taking the actions contemplated by this Section 4, if the Compensation Committee (or, if the Compensation Committee is not composed solely of independent directors under the Listing Standards, a majority of independent directors serving on the Board) determines that recovery would be impracticable solely for one of the following limited reasons and subject to the procedural and disclosure requirements below and in the applicable rules:

(i)          The direct expenses paid to a third party to assist in enforcing this Policy against a Covered Executive Officer would exceed the amount of Erroneously Awarded Compensation, after the Company has made a reasonable attempt to recover the applicable Erroneously Awarded Compensation, documented such attempt and provided such documentation to Nasdaq; or

(ii)          Recovery would likely cause a tax-qualified retirement plan, under which benefits are broadly available to employees of the Company (or the Group Companies), to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Code.

5.         Reporting and Disclosure. The Company shall file all disclosures with respect to this Policy in accordance with federal securities laws, including the disclosure required in any applicable SEC filings.

6.         Indemnification and Insurance Prohibition. The Company (or the Group Companies) shall not insure (or reimburse for the purchase of insurance) or indemnify any Covered Executive Officer against (i) the loss of any Erroneously Awarded Compensation that is repaid, returned, recovered, cancelled or forfeited pursuant to the terms of this Policy, or (ii) any claims relating to the Company’s enforcement of its rights under this Policy. Further, the Company (or the Group Companies) shall not enter into any agreement that exempts any Incentive-Based Compensation from the application of this Policy or that waives the Company’s right to recovery of any Erroneously Awarded Compensation, and this Policy shall supersede any such agreement (whether entered into before, on or after the Effective Date).

7.          Effective Date. This Policy shall be effective as of the Effective Date. Subject to applicable law, the Administrator may affect recovery under this Policy from any amount of compensation approved, awarded, granted, payable or paid to the Covered Executive prior to, on or after the Effective Date.

8.          Amendment; Termination. The Board or Administrator may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary, including as and when it determines that it is legally required by any federal securities laws or Nasdaq rules or to comply with (or maintain an exemption from the application of) Section 409A. The Board or Administrator may terminate this Policy at any time. Notwithstanding anything in this Section 8 to the contrary, no amendment or termination of this Policy shall be effective if such amendment or termination would (after taking into account any actions taken by the Company contemporaneously with such amendment or termination) cause the Company to violate any federal securities laws, SEC rule or Nasdaq rule.

9.          Other Recoupment Rights; No Additional Payments. Any employment agreement, cash or equity-based award agreement, compensatory plan or any other agreement or arrangement with a Covered Executive Officer shall be deemed to include, as a condition to the grant of any benefit thereunder, an agreement by the Covered Executive Officer to abide by the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company (or the Group Companies), including under applicable law, regulation or rule or pursuant to the terms of any employment or severance agreement, cash or equity-based award agreement, plan or policy, or similar agreement, plan or policy with the Company (or the Group Companies). To the extent that the Covered Executive Officer has already reimbursed the Company (or the Group Companies) for any Erroneously Awarded Compensation Received under any duplicative recovery obligations established by the Company (or the Group Companies) and subject to applicable law, such reimbursed amount shall be credited to the amount of Erroneously Awarded Compensation that is subject to recovery under this Policy.1

10.        Severability. The provisions in this Policy are intended to be applied to the fullest extent of the law. To the extent that any provision of this Policy is found to be unenforceable or invalid under any applicable law, such provision shall be applied to the maximum extent permitted, and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law.

11.       Successors. This Policy shall be binding and enforceable against all Covered Executive Officers and their beneficiaries, heirs, executors, administrators or other legal representatives.

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1 Note:  Amounts recovered under the Dodd-Frank-prescribed clawback policy do not reduce amounts recoverable under SOX recoupment regulations.

Exhibit A

nuwellis®

Restoring Fluid Balance. Transforming Care.

Nuwellis, Inc.
Policy for the Recovery of Erroneously Awarded Compensation
Covered Executive Officer Acknowledgement Form

By signing below, the undersigned acknowledges and confirms that the undersigned has received and reviewed a copy of the Nuwellis, Inc. Policy for the Recovery of Erroneously Awarded Compensation (as may be amended, restated, supplemented or otherwise modified from time to time, the “Policy”). Capitalized terms used but not otherwise defined in this Acknowledgement Form (the “Acknowledgement Form”) shall have the meanings ascribed to such terms in the Policy.

By signing this Acknowledgement Form, the undersigned acknowledges and agrees that the undersigned is and will continue to be subject to the Policy and that the Policy will apply both during and after the undersigned’s employment with the Company (or the Group Companies). In the event of any inconsistency between the Policy and the terms of any employment or separation agreement to which I am a party, or the terms of any compensation or severance plan, program or agreement under which any compensation has been granted, awarded, earned or paid, the terms of the Policy shall govern. In the event it is determined by the Administrator that the Erroneously Awarded Compensation must be returned, forfeited or reimbursed to the Company, I will promptly take any action necessary to effectuate such recovery in any manner permitted by the Policy and determined by the Administrator.

[Name/Title]

[Date]